Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

BITNILE HOLDINGS, INC.

Original Issuance Discount
Senior Secured Promissory Note
due March 16, 2023

Note No. 12-16-2022-Note1

Face Amount: $14,700,000
Dated: December 16, 2022 (the “Issuance Date”)	Purchase Price: $13,500,000

For value received, BITNILE HOLDINGS, INC., a Delaware corporation (the “Maker” or the “Company”), hereby promises to pay to the order of _________________ (the “Holder”), in accordance with the terms hereinafter provided, the principal amount of Fourteen Million Seven Hundred Thousand Dollars ($14,700,000) (the “Principal Amount”).

All payments under or pursuant to this Original Issuance Discount Senior Secured Promissory Note (this “Note”) shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder set forth in the Purchase Agreement (as hereinafter defined) or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A. The Company shall be obligated to make payments to the Investor as provided herein. The Outstanding Balance of this Note shall be due and payable on March 16, 2023 (the “Maturity Date”) or at such earlier time as provided herein; provided, that the Holder, in its sole discretion, may extend the Maturity Date to any date after the original Maturity Date; and provided, further that to the extent the Maker has paid at least $12,000,000 of the Principal Amount on or before the Maturity Date, the Maker may extend the Maturity Date by forty-five (45) days beyond the original Maturity Date by paying a fee equal to 10% of the Outstanding Balance existing as of the Maturity Date to the Holder. In the event that the Maturity Date shall fall on Saturday or Sunday, such Maturity Date shall be the next succeeding Business Day. All calculations made pursuant to this Note shall be rounded down to three decimal places.

ARTICLE 1

1.1       Purchase Agreement. This Note has been executed and delivered pursuant to the Securities Purchase Agreement, dated as of December 16, 2022 (as the same may be amended from time to time, the “Purchase Agreement”), by and between the Maker, the Holder and the other signatories thereto. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

1.2       Interest. This Note shall bear simple interest on the outstanding Principal Amount at the rate of sixteen percent (16%) per annum, based on a 365-day year. Interest shall commence with the date hereof and shall continue on the outstanding Principal Amount until paid in full.

1.3       Prepayment. At any time after the Issuance Date, the Maker may repay all or any portion of the Outstanding Balance upon at least ten (10) days’ prior written notice of the Holder.

1.4       Delisting from a Trading Market. If at any time the Class A Common Stock ceases to be listed on a Trading Market, (i) the Holder may deliver a demand for payment to the Company and, if such a demand is delivered, the Company shall, within three (3) Business Days following receipt of the demand for payment from the Holder, pay all of the Outstanding Balance.

1.5       Payment on Non-Business Days. Whenever any payment to be made shall be due on a day which is not a Business Day, such payment may be due on the next succeeding Business Day.

1.6       Transfer. This Note may be transferred or sold, subject to the provisions of Section 4.9 of this Note, or pledged, hypothecated or otherwise granted as security by the Holder.

1.7       Replacement. Upon receipt of a duly executed and notarized written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

1.8       Use of Proceeds. The Maker shall use the proceeds of this Note as set forth in the Purchase Agreement.

1.9       Status of Note and Security Interest. The Maker shall not, and shall not permit any of its Private Subsidiaries to incur, Indebtedness other than Permitted Indebtedness without the prior written consent of the Holder. Upon any Liquidation Event (as hereinafter defined), the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any Indebtedness of the Maker, any Private Subsidiary or any class of capital stock of the Maker or such Private Subsidiary, an amount equal to the Outstanding Balance, provided, that the Holder shall be treated on a pari passu basis with any other signatories to the Purchase Agreement. For purposes of this Note, “Liquidation Event” means a liquidation pursuant to a filing of a petition for bankruptcy under applicable law or any other insolvency or debtor’s relief, an assignment for the benefit of creditors, or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Maker or any Private Subsidiary thereof.

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1.10       Secured Note. The full amount of this Note is secured by the Collateral (as defined in the respective Security Documents) identified and described as security therefor in the Security Documents.

1.11       Taxes.

1.11.1       All payments by the Maker to the Holder hereunder will be made free and clear of and without deduction for any and all present or future taxes in respect of such payments and any deemed payments under applicable laws in respect of this Note. If any taxes are required by law to be deducted by the Maker from or in respect of any amounts payable to the Holder hereunder (i) the sum payable by the Maker will be increased as necessary so that, after making all required deductions for such Taxes (including deductions applicable to additional sums payable under this Section 1.11), the Holder will receive an amount equal to the sum it would have received if such deduction had not been made; (ii) the Maker will make such deductions; and (iii) the Maker will pay the full amount deducted to the relevant taxing authority in accordance with applicable law and if the Holder so requires, the Maker will promptly furnish to the Holder such written proof of payment.

1.11.2       If the Maker fails to pay any Taxes when due to the appropriate taxing authority or fails to increase the sum payable as prescribed in Section 1.11.1, the Maker will indemnify the Holder for any incremental taxes, interest or penalties that may become payable by the Holder as a result of any such failure. This Section 1.11 shall survive the termination of this Note and the payment of the Principal Amount and all other obligations payable herein.

ARTICLE 2

2.1       Events of Default. An “Event of Default” under this Note shall mean the occurrence of any of the events defined in the Purchase Agreement, and any of the additional events described below:

(a)       any default in the payment of (i) the Principal Amount hereunder when due; or (ii) liquidated damages in respect of this Note as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise) and any such default is not remedied within three (3) Business Days from the Event of Default occurring by the Company’s failure to comply with this Section 2.1(a);

(b)       the Maker or any Private Subsidiary or any other Obligor shall fail to observe or perform any other covenant, condition or agreement contained in this Note or any Transaction Document unless cured, if subject to cure, within ten (10) Business Days from the Event of Default;

(c)       default shall be made in the performance or observance of any material covenant, condition or agreement contained in the Purchase Agreement or any other Transaction Document that is not covered by any other provisions of this Section 2.1 unless cured, if subject to cure, within ten (10) Business Days from the Event of Default;

(d)       any representation or warranty made by the Maker or any of its Private Subsidiaries or any other Obligor herein or in the Purchase Agreement or any other Transaction Document shall prove to have been false or incorrect or breached in a material respect on the date as of which made unless cured, if subject to cure, within ten (10) Business Days from the Event of Default;

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(e)       unless otherwise approved in writing in advance by the Holder, the Maker shall announce an intention to pursue or consummate a Change of Control pursuant to that definition contained in the Purchase Agreement, or the Maker shall enter into any agreement, understanding or arrangement with respect to any Change of Control;

(f)       the Maker or any of its Private Subsidiaries or any other Obligor shall (A) default in any payment of any amount or amounts of principal of or interest (if any) on any Indebtedness (other than the Indebtedness hereunder), the aggregate principal amount of which Indebtedness is in excess of $100,000 that will permit the holder or holders of such Indebtedness to become due prior to its stated maturity or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity and any such default is not remedied within ten (10) Business Days from the Event of Default occurring by the Company’s failure to comply with this Section 2.1(f);

(g)       the Maker or any of its Private Subsidiaries or any other Obligor shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets; (ii) make a general assignment for the benefit of its creditors; (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally; (v) acquiesce in writing to any petition filed against it in an involuntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same; or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing;

(h)       a proceeding or case shall be commenced in respect of the Maker or any of its Private Subsidiaries or any other Obligor, without its application or consent, in any court of competent jurisdiction, seeking: (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or any of its Private Subsidiaries or any other Obligor; or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of forty-five (45) days or any order for relief shall be entered in an involuntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or any of its Private Subsidiaries or any other Obligor or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker or any of its Private Subsidiaries or any other Obligor and shall continue undismissed, or unstayed and in effect for a period of forty-five (45) days;

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(i)       one or more final judgments or orders for the payment of money aggregating in excess of $200,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of the Company and its Private Subsidiaries or any other Obligor;

(j)       [Reserved];

(k)       the Maker’s Class A Common Stock are no longer publicly traded or cease to be listed on the Trading Market or, after the six month anniversary of the Issuance Date, any Warrant Shares may not be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale, unless such Warrant Shares have been registered for resale under the 1933 Act and may be sold without restriction;

(l)       the Company ceases to be a “reporting issuer” under the Exchange Act, or applies to do so, in either case without the prior written consent of the Holder;

(m)       there shall be any SEC or judicial stop trade order or trading suspension stop-order or management cease trade order or any restriction (collectively, a “Restriction”) in place with the transfer agent for the Class A Common Stock restricting the trading of such Class A Common Stock and such Restriction shall not have been lifted within ten (10) Business Days of its imposition;

(n)       the Class A Common Stock are no longer tradeable through the Depository Trust Company Fast Automated Securities Transfer program;

(o)       [Reserved]; or

(p)       the occurrence of a Material Adverse Effect in respect of the Maker, or the Maker and its Private Subsidiaries and any other Obligor taken as a whole and any such occurrence is not remedied within ten (10) Business Days from the Event of Default occurring by the Company’s failure to comply with this Section 2.1(p).

2.2       Remedies Upon an Event of Default.

(a)       Upon the occurrence of any Event of Default, interest will be payable on the Note at a rate equal to the greater of: (i) twenty-four percent (24%) per annum; and (ii) the maximum rate permitted by applicable law (“Interest Upon Default Amount”). Such interest will accrue from the first date of the Event of Default on the outstanding Principal Amount, for as long as the Event of Default will not have been remedied. The Maker must pay this amount of interest on the outstanding Principal Amount to the Investor on a monthly basis in arrears on the last day of each calendar month following Event of Default.

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(b)       Upon the occurrence of any Event of Default, the Maker shall, as promptly as possible but in any event within one (1) Business Day of such Event of Default, notify the Holder of the occurrence of such Event of Default, describing the event or factual situation giving rise to the Event of Default and specifying the relevant subsection or subsections of Section 2.1 hereof under which such Event of Default has occurred.

(c)       Upon the occurrence and during the continuance of an Event of Default, the Holder may at any time at its option (1) declare that the Interest Upon Default Amount has become applicable, without presentment, demand, protest or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Maker and (2) exercise all other rights and remedies available to it under the Transaction Documents; provided, however, that upon the occurrence of an Event of Default described above, the Holder, in its sole and absolute discretion, may exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under this Note, the Purchase Agreement, the other Transaction Documents or applicable law. No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the rights of the Holder. No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

ARTICLE 3

3.1       Covenants. For so long as any Note is outstanding, without the prior written consent of the Holder:

(a)       Compliance with Transaction Documents. The Maker shall, and shall cause its Private Subsidiaries and each other Obligor to, comply with its obligations under this Note and the other Transaction Documents.

(b)       Payment of Taxes, Etc. The Maker shall, and shall cause each of its Private Subsidiaries and each other Obligor to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Maker and the Private Subsidiaries and each other Obligor, except for such failures to pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Maker or such Private Subsidiaries and each other Obligor shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Maker and such Private Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(c)       Corporate Existence. The Maker shall, and shall cause each of its Private Subsidiaries to, maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business.

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(d)       Investment Company Act. The Maker shall conduct its businesses in a manner so that it will not become subject to, or required to be registered under, the Investment Company Act of 1940, as amended.

(e)       Sale of Collateral; Liens. From the date hereof until the full release of the security interest in the Collateral, (i) the Maker and its Private Subsidiaries shall not sell, lease, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so, other than sales of inventory in the ordinary course of business consistent with past practices; and (ii) the Maker and its Private Subsidiaries shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any lien, security interest or other encumbrance on the Collateral.

(f)       Repayment of This Note. The Company shall make weekly payments to the Investors on a pari passu basis equal to the net proceeds, if any, generated from the sale of marketable securities by Ault Lending, LLC including, without limitation, the Mullen Securities (as defined in the Security Agreement). The Company shall make payments to the Investors equal to eighty percent (80%) of the net proceeds generated from the sale of Capital Stock, but excluding the sale of Capital Stock from at-the-market transactions. Other than as set forth on Schedule 5.7 of the Purchase Agreement, the Company has no outstanding Indebtedness (all such Indebtedness set forth on Schedule 5.7 of the Purchase Agreement is hereinafter referred to as the “Existing Debt” and is collectively referred to herein as the “Permitted Indebtedness”). The Company shall not make any voluntary cash prepayments on any Indebtedness at any time while any amounts are owing under the Note other than with respect to the Existing Debt or cash payments the Company is required to make pursuant to the express terms thereof existing on the date hereof. Neither the Company nor any Private Subsidiary shall incur any Indebtedness without the express written consent of the Investor. If the Company or any Private Subsidiary issues any Indebtedness other than the Permitted Indebtedness, after obtaining the written consent of the Investor pursuant to Section 1.9 of this Note, including any subordinated Indebtedness or convertible Indebtedness, other than Exempted Securities, then unless otherwise waived in writing by and at the discretion of the Investor, the Company will immediately utilize no less than sixty-five percent (65%) of the proceeds of such issuance (or cause such Private Subsidiary to immediately utilize the proceeds of such issuance) to repay the Note. Any such repayments of the Note as provided herein shall be made to the Investors on a pro rata basis in proportion to their investment and shall be without premium or penalty to the Company.

(g)       Sale of Property. To the extent that the Company sells that certain real property identified on Schedule 5.8(b) of the Purchase Agreement (the “Designated Property”), the net proceeds from the sale of the Designated Property in excess of $10,000,000 shall be used by the Company to repay the Notes and such amount shall immediately become due and payable under the Notes.

3.2       Set-Off. This Note shall be subject to the set-off provisions set forth in the Purchase Agreement.

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ARTICLE 4

4.1       [Reserved.]

4.2       Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 4.2 prior to 5:00 p.m. (New York time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section 4.2 on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for notice shall be as set forth in the Purchase Agreement.

4.3       Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without reference to principles of conflict of laws or choice of laws. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

4.4       Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

4.5       Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach would be inadequate. Therefore, the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

4.6       Enforcement Expenses. The Maker agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

4.7       Binding Effect. The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms herein.

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4.8       Amendments; Waivers. No provision of this Note may be waived or amended except in a written instrument signed by the Company and the Holder. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

4.9       Compliance with Securities Laws. The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note in violation of securities laws. This Note and any note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

4.10       Jurisdiction; Venue. Any action, proceeding or claim arising out of, or relating in any way to this Agreement shall be brought and enforced in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York. The Company and the Holder irrevocably submit to the jurisdiction of such courts, which jurisdiction shall be exclusive, and hereby waive any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum. The prevailing party in any such action shall be entitled to recover its reasonable and documented attorneys’ fees and out- of-pocket expenses relating to such action or proceeding.

4.11       Parties in Interest. This Note shall be binding upon, inure to the benefit of and be enforceable by the Maker, the Holder and their respective successors and permitted assigns.

4.12       Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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4.13       Maker Waivers. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

(a)       No delay or omission on the part of the Holder in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Holder, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

(b)       THE MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

4.14       Definitions. Capitalized terms used herein and not defined shall have the meanings set forth in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

(a)       “Indebtedness” means: (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products; (c) all capital lease obligations that exceed $150,000 in the aggregate in any fiscal year; (d) all obligations or liabilities secured by a lien or encumbrance on any asset of the Maker or any Private Subsidiary, irrespective of whether such obligation or liability is assumed; (e) all obligations for the deferred purchase price of assets, together with trade debt and other accounts payable that exceed $150,000 in the aggregate in any fiscal year; (f) all synthetic leases; and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person.

(b)       “Market Capitalization” means, as of any date of determination, the product of (a) the number of issued and outstanding Common Shares as of such date (exclusive of any Common Shares issuable upon the exercise of options or warrants or conversion of any convertible securities), multiplied by (b) the closing price of the Common Shares on the Trading Market on the date of determination.

(c)       “Outstanding Balance” means, at the time of determination, the Principal Amount outstanding plus all accrued but unpaid interest thereon (if any) after giving effect to any conversions or prepayments pursuant to the terms hereof.

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[Signature Pages Follow]

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IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

BITNILE HOLDINGS, INC.

By:
Name:	William B. Horne
Title:	Chief Executive Officer